EXHIBIT F
[LETTERHEAD OF NAGASHIMA OHNO & TSUNEMATSU]
CONSENT
     Nagashima Ohno & Tsunematsu hereby consents to the use of its name as it appears under the caption “Validity of Securities” in the Prospectus constituting a part of, and under the caption “Agreement to Provide Legal Opinion” in Part II of, the Registration Statement filed by Japan Finance Organization for Municipalities and Japan with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, on October 27, 2009.

Nagashima Ohno & Tsunematsu
/s/ Toshio Kobayashi
Toshio Kobayashi
Dated: October 27, 2009

F-1